Exhibit 5.1

Travers Smith LLP 10 Snow Hill, London EC1A 2AL
T: +44 (0)20 7295 3000 | www.traverssmith.com

Micro Focus International plc
The Lawn,
22-30 Old Bath Road,
Newbury,
RG14 1QN

31 August 2017

Dear Sirs

We have been asked as English law legal advisers to Micro Focus International plc (the "Company") to give the opinions in this letter in connection with the Registration Statement on Form S-8 (as amended or supplemented after the date hereof, the "Registration Statement"), filed on the date hereof with the U.S. Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offering of new ordinary shares of 10 pence each in the Company (the "Shares") represented by American Depositary Shares ("ADSs"), to be issued by the Company upon the exercise of stock options outstanding under the Seattle SpinCo, Inc. 2017 Share Incentive Plan (the "Plan"). Each ADS represents one Share. The ADSs will be issuable upon deposit of Shares with Deutsche Bank Trust Company Americas, acting as the depositary, and will be registered under a registration statement on Form F-6 (Registration No. 333-219677) and on Form F-6 (Registration No. 333-220120).

Defined terms used in this letter shall bear the same meaning as in the Registration Statement on Form F-6, unless otherwise defined herein.

This letter and the opinions given in it are governed by and relate only to English law as applied by the courts of England and Wales at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than England and Wales. In particular,

(a)
by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

(b)
to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

(c)
we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable;

(d)
we have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound; and

(e)	we also have not made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

In connection with this letter, we have examined, are familiar with, and have relied upon solely copies of the following documents for the purpose of rendering this opinion (collectively, the "Documents"):

(a)	the Company’s Articles of Association;

(b)	the Registration Statement;

(c)	the Merger Agreement;

(d)	the Deposit Agreement;

(e)	the Registration Statement on Form F-4; and

(f)	the corporate minutes or other records of the Company pertaining to the Merger Agreement, the Registration Statement and the Shares.

For purposes of this letter, we have assumed without any investigation: (1) the legal capacity of all natural persons, (2) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, (3) the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, (4) the authority of such persons signing on behalf of the parties thereto, (5) the due authorisation, execution and delivery of all documents by the parties thereto and (6) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

TRAVERS SMITH LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NUMBER OC 336962 AND IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY (SRA NUMBER 489478). A LIST OF THE MEMBERS OF TRAVERS SMITH LLP IS OPEN TO INSPECTION AT: 10 SNOW HILL LONDON EC1A 2AL.

The opinions given in this letter are only given in connection with the preparation and filing of the Registration Statement by the Company with the U.S. Securities and Exchange Commission on 31 August 2017 and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement, and are strictly limited to the matters stated in the following paragraph. We express no opinion as to any tax matter.

On the basis of the assumptions, and subject to the reservations set out herein, and having regard to such considerations of English law in force as at the date of this letter (as we consider relevant), we are of the opinion that the Shares have been duly authorised and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This letter may not be relied upon by you for any other purpose, and may not be read as extending by implication to any other matters.

Furthermore, this letter is given to you on the basis that any limitation on the liability of any of your other advisers, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

Yours faithfully

/s/ Travers Smith LLP

Travers Smith LLP